                                                                    EXHIBIT 4.16

                                                         MEMORANDUM OF AGREEMENT

           DUPLICATE ORIGINAL

Dated: 18TH JULY 2001

D'AMICO INTERNATIONAL HOLDING SAH, LUXEMBOURG, ON BEHALF OF POTOMAC SHIPPING COMPANY, LIBERIA, hereinafter called the Sellers, have agreed to sell, and BUYING COMPANY TO BE NOMINATED AND GUARANTEED BY STELMAR SHIPPING LTD., LIBERIA

Name: THE VESSEL PRESENTLY KNOWN AS HULL NO. 1071 UNDER CONSTRUCTION AT DAEDONG SHIPPING CO. LTD., KOREA, PURSUANT TO THE TERMS OF A CONTRACT MADE ON 15TH MAY, 2000 BY AND BETWEEN DAEDONG SHIPBUILDING CO. LTD. AS CONTRACTOR AND POTOMAC SHIPPING COMPANY AS BUYERS (THE CONTRACT).

Classification Society/Class: RINA/AMERICAN BUREAU OF SHIPPING

Built: EXPECTED DELIVERY CURRENTLY 7TH FEBRUARY, 2002 BY: DAEDONG SHIPBUILDING
                                                          CO. LTD.

Flag:  N/A                  Place or Registration: TBA

Call Sign: N/A              Grt/Nrt: APPROX. 25,300

Register Number: N/A

Hereinafter called the Vessel, on the following terms and conditions:

DEFINITIONS

"Banking Days: are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

"Classification Society" or "Class" means the Society referred to in line 4.

1. PURCHASE PRICE US$30,750,000.00 (UNITED STATES DOLLARS THIRTY MILLION SEVEN HUNDRED AND FIFTY THOUSAND.

2.    DEPOSIT

As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase price within 3 (three) banking days from the date of exchange of the faxed signed MOA.

This deposit shall be placed with Citibank, New York, Swift Code CITIUS33XX, Account Number: 109 246 45, Account Name: Credit Agricole Indosuez, Paris, For further credit:

Potomac/Stelmar Joint Deposit Account, Account Number: 00 198 468 402, For the
Attention: Sylvie Godet-Couery (+33 1 41 89 12 49).

And held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3.    PAYMENT

The said Purchase Price shall be paid in full free of bank charges to account to be advised. 2 (two) banking days before the date on which the Vessel shall be ready for delivery the Buyers shall deposit in Citibank, New York, 90% (ninety per cent) of the Purchase Price into a bank account belonging to the Buyers. Upon the signing of the Protocol of Delivery and Acceptance by the Sellers and the Buyers and the Buyers' receipt of the documents set forth in Clause 8 of the Memorandum of Agreement the 90% (ninety per cent) together with the 10% (ten per cent) deposit shall be released and paid to the Sellers.

4.    INSPECTIONS

The Sellers shall provide for inspection of the partly completed Vessel at/in Daedong Shipbuilding Co. on 13th - 17th July, 2001.

5.    NOTICES, TIME AND PLACE OF DELIVERY

(a) The Sellers shall keep the Buyers well informed of the Vessel's expected delivery date under the Contract and shall provide the buyers with 30, 20, and 10 days notice of the estimated time of delivery. 3 (three) banking days prior to the date of the signing of the Protocol of Delivery and Acceptance between the Sellers and the Buyers, the Sellers shall give the Buyers a definite written notice of such signing date whereupon the 90% (ninety per cent) deposit shall be made pursuant to Clause 3 above.

(b) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth at/in Daedong Shipbuilding Co. Ltd.

      Expected time of delivery: Back-to-back with delivery to the Sellers under the Contract.

(c) If the Sellers shall have the right to cancel the Contract pursuant to Article (III.1(c) or Article VIII.4 thereof they shall notify the Buyers in writing starting the date when they anticipate that the Vessel will be ready for delivery. Upon receipt of such notification the Buyers shall have the option of either canceling this Agreement within 3 running days of receipt of the notice of or accepting the new date as the new delivery date. If the Buyers have not declared their option within 3 running days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new delivery date.

      If this Agreement is maintained with the new delivery date all other terms and conditions hereof including those contained in Clauses 5a) and 5c) shall remain unaltered and in full force and effect.

(d) Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.    SPARES/BUNKERS, ETC.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore according to the specifications of the Contract.

The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and sealed drums and pay the price agreed between the Sellers and Daedong Shipbuilding co. Ltd. pursuant to the Contract. Payment under this Clause shall be made at the same time and place and in the same currency as the purchase price.

7.    DOCUMENTATION

The place of closing:  LONDON, UNLESS OTHERWISE MUTUALLY AGREED

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:

(a) Legal Bill of Sale in an appropriate form recordable in ___________ (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.

(b) Verified copy of Certificate of Ownership issued by the competent authorities of the flag state of the Vessel, (if the Vessel is registered by the Sellers on delivery from Daedong under the Contract - see
      Clause 10).

(c) Confirmation of Class issued within 72 hours prior to delivery, if available, otherwise within 28 (twenty eight) days after delivery. All interim certificates required to be furnished upon delivery of the Vessel pursuant to this Agreement, the specifications and the relevant documentation including:

              i)       Classification Certificate (interim)

              ii)      Safety Construction Certificate

              iii)     Safety Equipment Certificate

              iv)      Safety Radiotelegraphy Certificate

              v)       International Loadline Certificate

              vi)      International Tonnage Certificate

              vii)     Builder's Certificate

              viii)    De-rating Exemption Certificate

      However, if is agreed by the Parties that if the classification and/or other certificates are not available at the time of delivery of the Vessel, provisional certificates shall be accepted by the Buyers, provided that the Builder shall furnish the Buyers with formal certificates as promptly as possible after such formal certificates have been issued, irrespectively no later than 2 (two) weeks after delivery.

(d) Verified copy of Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances (if the Vessel is registered by the Sellers on delivery from Daedong under the Contract - see Clause 10).

(e) Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered (if the Vessel is registered by the Sellers on delivery from Daedong under the Contract - see Clause
      10).

(f) Any such documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement and not later than 30th November, 2001.

(g) Verified copies of minutes from a meeting of the board of directors of the Sellers approving the sale of the Vessel to Buyers pursuant to the terms of this Memorandum of Agreement.

(h) Verified copy of power of attorney in favor of the signatory of the bill of sale and other documents required for the sale and delivery of the Vessel to the Buyers.

(i)   Verified copy of the up to date articles of incorporation of the Sellers.

(j) Verified copy of the builder's certificate and declaration of warranty issued to the Sellers by Daedong Shipbuilding Co. Ltd., including a confirmation that Daedong Shipbuilding Co., Ltd. has no claims against the Vessel and/or the Sellers and that the Vessel has been delivered free and clear of mortgages and encumbrances, or otherwise in terms pursuant and in accordance with Article VII III(e) of the Contract.

(k) Original or verified copies of all technical documents, certificates and manuals delivered to the Sellers under the shipbuilding contract.

(l) Daedong Shipbuilding Co. Ltd.'s acknowledgement of notice of the assignment of any and all guarantee claims from the Sellers to the Buyers, it being understood that Daedong Shipbuilding Co. Ltd. shall not undertake any additional obligations as a result of such assignment. (See
      Clause 19.2)

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers' possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel's log books but the Buyers to have the right to take copies of same.

8.    ENCUMBRANCES

The Sellers warrant that the Vessel, at the time of delivery, will be free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

9.    TAXES, ETC.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag shall be for the Buyers' account. The Sellers may or may not register the Vessel in the ownership on their delivery from Daedong, in their absolute discretion, unless required by the Buyers to do so, in which event Buyers shall pay all costs, fees and expenses (including taxes) in connection therewith. The Sellers to advise if they are going to register the Vessel not less than 90 (ninety) days prior delivery.

10.   CONDITION ON DELIVERY

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the buyers. However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel's class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by Class or the relevant authorities at the time of delivery.

-----------
* Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

11.   NAME/MARKINGS

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

12.   BUYERS' DEFAULT

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest. Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

13.   SELLERS' DEFAULT

Should the Sellers fail to give Notice of Readiness in accordance with Clause
5a) or fail to be ready to validly complete a legal transfer in accordance with the Contract the Buyers shall have the option of canceling this agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately. Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement. The Sellers shall not be in default and shall have no liability under this Memorandum of Agreement if the uncontractual or delayed delivery of the Vessel is caused by the uncontractual or delayed delivery from Daedong Shipbuilding Co. Ltd. See Clause 18.6

14.   ARBITRATION

(a) This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1996 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party's arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

Clauses 17-26 shall form an integral part of this Memorandum of Agreement and shall prevail over other Clauses herein.

RIDER CLAUSES
to MOA executed on July, [     ] 2001
by and between

Potomac Shipping Company., (the "Sellers") and Stelmar Shipping Ltd., (the "Buyers")

RE:   Daedong Hull No. 1071 (the "Vessel")

17.   OVERALL AGREEMENT

17.1 On 15th May, 2000, the Sellers entered into a shipbuilding contract (the "Contract") with Daedong Shipbuilding Co. Ltd ("Daedong"). A true and complete copy of the Contract (with the purchase price deleted) with GA plan, specifications and makers list have been delivered to the Buyers.

17.2  It is acknowledged and agreed:
      - That the Buyers are not party to the Contract, and have no rights, obligations or liabilities under it or connected with it other than those agreed herein, and

      - that the Sellers shall have no risk, obligations or liabilities regarding the design and construction of the Vessel and Daedong's performance of its obligations under the Contract.

17.3 The Vessel shall be sold and delivered from the Sellers to the Buyers on the terms and conditions of this MOA.

18.   CONSTRUCTION SUPERVISION

18.1 Until the delivery of the Vessel under the terms of the Contract the Sellers shall supervise the construction and perform their duties, rights and obligations regarding the construction of the Vessel according to the Contract, including those provisions dealing with submission of disputes to arbitrations and rights to rescind and amend the Contract.

18.2  The Seller's tasks shall include, but not be limited to:

      a) Supervise and inspect the construction of the Vessel in accordance with the Contract and approve of plans and drawings.

      b) Agree and arrange with Daedong changes to the specifications, modifications, extra work and deliveries as provided for in the Contract or any changes to any other terms of the Contract.

      c) Attend and approve all trials in consultation with Buyer's supervisor.

      d) Give and receive all necessary formal notices under the Contract. Any notices sent to or by the Sellers shall be copied to the Buyers and vice versa and

      e) Assist and advise in all technical matters in connection with the delivery of the Vessel from Daedong to the Sellers and from the Sellers to the Buyers.

18.3 The Sellers may not without having obtained the prior written approval of the Buyers, which approval shall not be unreasonably withheld or delayed, waive any of their rights under the Contract (and/or the GA plan, the specifications and the makers list) or make any material amendments thereto.

18.4 The Sellers undertake to supervise the construction for the duration of the building period with due diligence (i.e. as if the Sellers were to remain the owners of the Vessel) and to consult with the Buyers if any material problem or question arises during the construction period, during trial tests or in connection with the delivery of the Vessel.

18.5 The Sellers shall regularly send summary reports to the Buyers and answer all relevant questions in respect of the progress of the construction and keep the Buyers informed of any material deviation from the building program.

18.6 Once the deposit has been lodged, the Buyers have the right to place two supervisors on board the vessel and/or at the shipyard premises at their sole risk and expense. These supervisors are on board and/or at the shipyard premises in the capacity of observers only, and they shall not interfere in any respect with the construction of the vessel. The Buyer's supervisors will be the site representatives of the Buyers and have the right to communicate directly with the Buyers. The supervisors may not communicate directly with or interfere with the works of Daedong, unless otherwise agreed with Sellers' supervisors. In order to avoid any conflict with the yard, the Buyers' supervisors shall follow the general directions of the Sellers' supervisors. The Buyers' supervisors shall have access to all relevant correspondence at the site office between the Sellers, Daedong Shipbuilding Co. Ltd and the Classification Society. In the event of disputes regarding the activities of the Buyers' supervisors, the Sellers have the right to ask the Buyers to change one or both of the supervisors.

19.   DELIVERY (AND EXCEPTION OF LIABILITY)

19.1 The Vessel shall be delivered by the Sellers to the Buyers immediately after the delivery to the Sellers from Daedong. It is hereby agreed that:

      a. Before accepting delivery under the Contract, the Sellers shall consult the buyers, whose comments, if any, shall not be unreasonably forwarded or delayed, it being understood that acceptance delivery under the Contract shall be decided solely by the Sellers as the Sellers have the right and obligation to take delivery of the Vessel pursuant to the terms and conditions of the Contract.

      b. After delivery to the Sellers pursuant to the Contract, the Buyers shall not have the right to reject the Vessel and/or to refuse to take delivery of the Vessel under this MOA, provided however that the terms of this MOA are met and satisfied and that the Vessel is being delivered to the Buyers in full accordance with this MOA.

      c. During the brief period after delivery under the Contract and before delivery under this MOA, the Sellers shall not have the right to trade or operate the Vessel. The Vessel shall - without extra costs to the Sellers - be crewed by the Buyers' crew, who shall only accept orders from the Sellers, it being understood that the Sellers will give no such orders to the crew, except in case of any emergency.

      d. The Vessel shall be delivered to, accepted by and taken over by the Buyers under this MOA in substantially the same condition as when delivered to the Sellers under the contract in accordance with the terms thereof, unless damages occur after delivery to the Sellers as a result of the Sellers' negligence. Thereafter the Sellers shall have no liability in respect of the Vessel's condition, design, construction or otherwise.

      e. All manuals, certificates etc. received from Daedong shall be delivered to the Buyers.

19.2 Simultaneously, with the delivery under this MOA the Sellers shall assign to the Buyers all of their rights against Daedong regarding any guarantee claims and any other Post-delivery claims, rights and indemnities. The Sellers shall (if so requested by Daedong or the Buyers and at the Buyers' risk, cost and expense) assist in connection with the settlement of such guarantee claims, always provided that only Daedong shall be liable for the settlement of any such claims. The Sellers will endeavor to procure the execution by Daedong of a tripartite addendum to the Contract substantially in the form attached to MOA. If Daedong does not agree to execute the tripartite addendum, the Sellers shall give notice of such assignment to Daedong and will use reasonable endeavors to obtain Daedong's formal acknowledgement of and consent to such assignment. If such acknowledgement or consent is withheld and cannot be obtained, the Sellers shall hold the rights and benefits under Article IX of the Contract on trust for the Buyer and will exercise their rights under
      Article IX according to the directions of the Buyer, who shall reimburse and indemnify the Seller in respect of all and any costs and expenses with it may incur in exercising such rights for the benefit of the Buyer as aforesaid.

20.   RECISSION OF CONTRACT

      If the Sellers become entitled for any reason to rescind the Contract or reject the Vessel (whether pursuant to the terms of the Contract or otherwise) the Sellers shall notify the Buyers in writing giving them the reasons for such rescission or rejection. Within 2 (two) business days (being days when banks are open for business in both London and Monaco) of receipt of such notice the Buyers shall notify the Sellers whether or not they wish to take delivery of the Vessel as it is, when ready for delivery, with the benefit of any maximum price adjustment in accordance with the Contract. If the Buyers wish to take delivery of the Vessel, the Sellers will maintain the Contract and this MOA shall remain in force. If consequent upon the Sellers notice pursuant to this clause, the Buyers do not wish to take delivery, this MOA shall be cancelled and the deposit and interest thereon shall be released to the Buyers.

21.   ADJUSTMENT OF CONTRACT PRICE/ADDITIONAL PAYMENT

21.1 Any adjustment of the Contract price due to Daedong's payment of liquidated damages in respect of delayed delivery, speed, fuel consumption and/or deadweight deficiencies shall be applied towards a similar reduction (dollar for dollar) of the price payable by the Buyers to the Sellers pursuant to the MOA. The Buyers cannot refuse to take delivery because of any such deficiencies, otherwise than as provided by Clause 20 above.

21.2 Any payments to be made by the Sellers according to article VI.6. of the Contract shall be for the account of the Buyers and shall be added to the purchase price payable under the MOA.

21.3 In addition to the purchase price payable under the MOA, the Buyers shall pay the costs incurred by the Sellers in connection with the initial filling up of systems with lubeoil less the lubeoil consumed during trial runs. Alternatively, the Buyers have the option to provide and pay for the lubeoil (to be in accordance with specifications) necessary for filling up the systems and conducting the trial runs. In the latter case it is agreed that:

      a. The buyers shall not pay for the lubeoil used for the initial filling up, of the, system which lubeoil shall become their property upon delivery of the Vessel to them under this MOA.

      b. The Buyers shall be entitled to deduct from the purchase price payable under the MOA an amount equal to the amount, which the Sellers may have received from Daedong under article VI 6 of the Contract for the lubeoil consumed during trial runs, and

      c. In the event that the Vessel is not delivered to the Buyers under this MOA, the Sellers undertake to pay to the Buyers the original invoice price (not to exceed the market price) paid by the Buyers in relation to the lubeoil supplied to the Sellers for the purpose of filling up of system and conducting the trial runs.

22.   ASSIGNMENT TO NOMINEE

22.1 Prior to 30th November, 2001 the Buyers have the right to assign their rights and obligations hereunder to a third party, nominated by the Buyers, provided that the assignment has been accepted in writing by the Sellers, such acceptance not being necessary in connection with an assignment to a company controlled by the shareholders of the Buyers, and such acceptance otherwise not to be reasonably withheld. The Buyers shall remain liable for the full and timely performance of the obligations of such nominee buyer.

22.2 Prior to 30th November, 2001 the Sellers have the right to assign their rights and obligations hereunder to a third party nominated by them, provided that the assignment has been accepted in writing by the Buyers, such acceptance not being necessary in connection with an assignment to a company controlled by the shareholders of the Sellers, and such acceptance otherwise not to be unreasonably withheld. The Sellers shall remain liable for the full and timely performance of the obligations of such nominee sellers.

23.   CONFIDENTIALITY

23.1 The existence and contents of this MOA (and of the Contract) are strictly confidential and may not be disclosed to any third parties other than Sellers and Buyers financiers, also the Yard is to be advised, the timing of this to be mutually agreed.

24.   COMMISSION

24.1 1 (one) per cent commission on the Contract price payable under this MOA (as adjusted pursuant to Clause 21 above) is payable by the Sellers to Argent Shipping Ltd. upon delivery of the Vessel to the Buyers under this MOA, and the payment of the agreed Purchase price to the Sellers.

25.   SUBJECTS

25.1  This MOA is subject to:

      a. The buyers re-viewing and accepting the Contract (excluding terms relating to price and payment terms), the Vessel's specifications, makers' list, major plans and a list of spares and tools to be delivered with the Vessel. They Buyers' acceptance is to be given in writing to the Sellers latest 12:00 hours, London time, Wednesday, 18th July, 2001.

      b. The Buyers' physical inspection and acceptance of the Vessel under construction, such inspection shall be undertaken immediately by the Buyers (without interfering with the works of Daedong or communication directly with Daedong, except as coordinated with the Sellers, see also Clause 18 above). The Buyers' acceptance to be given in writing to the Sellers latest 12:00 hours, London time, Wednesday, 18th July, 2001.

      c. The Buyers' board of directors' approval of this MOA, the Buyers acceptance to be given in writing to the Sellers latest 12:00 hours, London time, Wednesday, 18th July, 2001.

      d. The Sellers' board of directors' approval of this MOA, the Sellers acceptance to be given in writing to the Buyers latest 12:00 hours, London time, Monday, 16th July, 2001.

25.2 Should the aforesaid subjects not have been lifted, then this MOA shall be null and void, and the parties shall have no claims against each other.

26.   GUARANTEE

26.1 D'Amico International Holding SAH, Luxembourg hereby guarantees to the Buyers the observance and performance of the Sellers' obligations in accordance with the terms and conditions of the Memorandum of Agreement and undertakes to indemnify the Buyers against any breach, non observance or non-performance of the same and its liability under this clause shall not be affected by any variation of the terms of this Memorandum of Agreement or by any extension of time, waiver or other indulgence with respect to the terms and conditions thereof.

26.2 Stelmar Shipping Ltd of Liberia hereby guarantees to-the Sellers the observance and performance of the Buyers' obligations in accordance with the terms and conditions of the Memorandum of Agreement and undertakes to indemnify the Sellers against any breach, non observance or non-performance of the same and its liability under this clause shall not be affected by any variation of the terms of this Memorandum of Agreement or by any extension of time, waiver or other indulgence with respect to the terms and conditions thereof.

                                    * * * * *

Monte Carlo, 18th July, 2001

For Potomac Shipping Company                      For Guarantor


---------------------------------                 ------------------------------
           President

London, 19th July, 2001

For Stelmar Shipping Ltd.                         For Guarantor


---------------------------------                 ------------------------------
          Attorney-In-Fact                        President
                                                  Stelmar Shipping Ltd.